                                                                                          Exhibit 11


                                  THE MAY DEPARTMENT STORES COMPANY
                                COMPUTATION OF NET EARNINGS PER SHARE

                                                           13 Weeks Ended        39 Weeks Ended
                                                         Oct. 28,   Oct. 29,   Oct. 28,   Oct. 29,
(millions, except per share)                               1995       1994       1995       1994

Net earnings                                             $   135    $   139    $   390    $   381
ESOP Preferred Dividends, net of tax
   benefit on unallocated shares                              (4)        (5)       (14)       (14)
Dividend requirements on redeemable
   preferred stock                                             -          -          -          -

Net earnings available for
   common shareowners                                    $   131    $   134    $   376    $   367

Average common shares outstanding                          249.2      248.3      248.9      248.4

Net earnings per share                                   $  0.52    $  0.54    $  1.51    $  1.48

Primary Computation
Net earnings available for
   common shareowners                                    $   131    $   134    $   376    $   367
Net earnings adjustment for
   dividend equivalents                                        -          -          1          1

Adjusted net earnings                                    $   131    $   134    $   377    $   368

Average common shares outstanding                          249.2      248.3      248.9      248.4
Common share equivalents under stock
   option and deferred compensation plans,
   based upon the treasury stock method                      1.2        1.3        1.0        1.4

Average common and common equivalent shares                250.4      249.6      249.9      249.8

Primary earnings per share                               $  0.52(A)$   0.54    $  1.51(A)$   1.47

Fully Diluted Computation
Adjusted net earnings                                    $   131    $   134    $   377    $   368
Impact of assumed conversion of
   ESOP Preference Shares                                      3          3          8          7

Adjusted net earnings                                    $   134    $   137    $   385    $   375

Average common and common equivalent shares                250.4      249.6      249.9      249.8
Additional common stock equivalents
   attributable to application of the
   treasury stock method                                       -          -          -          -
Assumed conversion of ESOP
   Preference Shares                                        14.9       15.1       15.0       15.2

Average common and common equivalent shares,
   assuming full dilution                                  265.3      264.7      264.9      265.0

Fully diluted earnings per share                         $  0.50    $  0.52(B)$   1.45    $  1.41(B)

(A)   The primary earnings per share reported on the face of the Condensed
      Consolidated Statement of Earnings was $.53 in order for reported quarterly amounts to sum to the reported year-to-date primary earnings per share of $1.51.

(B)   The fully diluted earnings per share reported on the face of the Condensed
      Consolidated Statement of Earnings was $.51 in order for reported quarterly amounts to sum to the reported year-to-date fully diluted earnings per share of $1.41.


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